Exhibit 99(a)
AMERICAN GREETINGS COMPLETES
$200 MILLION SHARE REPURCHASE PROGRAM
AND
ANNOUNCES A SECOND $200 MILLION REPURCHASE PROGRAM
CLEVELAND (February 1, 2006) – American Greetings Corporation (NYSE: AM) today announced that it has completed a $200 million share repurchase program. The program, announced April 5, 2005, was set to expire at the end of April 2006. The Company purchased 8.2 million Class A common shares for $200 million during the fiscal year. Excluding commissions, the average price paid for the shares repurchased under the program was $24.38.
The Company announced that its Board of Directors has authorized a second program to purchase up to $200 million of Class A common shares. While there is no set expiration for the program, the Company anticipates the completion of the program by the end of the calendar year, if market conditions permit. These repurchases will be made through a 10b5-1 program in open market or privately negotiated transactions in compliance with the SEC’s Rule 10b-18, applicable legal requirements and other factors.
Management Comments
“As part of our strategic financial plan, we established a share repurchase program last April,” said Zev Weiss, Chief Executive Officer. Weiss added, ”We are pleased to have completed our program ahead of schedule. Given our prospects and the current market conditions, we believe that a new repurchase program is appropriate.”
About American Greetings Corporation
American Greetings Corporation (NYSE: AM) is one of the world’s largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Company, visit http://corporate.americangreetings.com .
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CONTACT:
Stephen J. Smith
VP, Treasurer and Investor Relations
American Greetings Corporation
216-252-4864
investor.relations@amgreetings.com

Certain statements in this release, including those under “Management Comments,” may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following: retail bankruptcies, consolidations and acquisitions, including the possibility of resulting adverse changes to contract terms; successful integration of acquisitions; successful transition of management; a weak retail environment; consumer acceptance of products as priced and marketed; the impact of technology on core product sales; competitive terms of sale offered to customers; successfully implementing supply chain improvements and achieving projected cost savings from those improvements; increases in the cost of material, energy and other production costs; the Company’s ability to comply with its debt covenants; fluctuations in the value of currencies in major areas where the Company operates, including the U.S. Dollar, Euro, U.K. Pound Sterling, and Canadian Dollar; the timing and impact of investment in new retail or product strategies as well as new product introductions and achieving the desired benefits from those investments; escalation in the cost of providing employee health care; the ability of the Company to execute share repurchase programs or the ability to achieve the desired accretive effect from such repurchases; the timing and impact of any changes the Company may make to its capital structure and the outcome of any legal claims known or unknown. Risks pertaining specifically to AG Interactive include the viability of online advertising, subscriptions as revenue generators and the public’s acceptance of online greetings and other social expression products and the ability of the mobile division to compete effectively in the wireless content aggregation market.
In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.

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